PARKER CHAPIN LLP                      The Chrysler Building
                                       405 Lexington Avenue, New York, NY  10174
                                       (212)704-6000 Fax (212) 704-6288


                                       Jordan A. Young
                                       (212) 704-6315
                                       jyoung@parkerchapin.com





                                                              May 31, 2000

Via Edgar Transmittal

Office of Edgar Policy
U.S. Securities and Exchange Commission
6432 General Green Way
Alexandria, VA  22312


                  RE:      REQUEST FOR WITHDRAWAL OF FORM 10SB12G FOR
                           HUAYANG INTERNATIONAL HOLDINGS, INC. (THE "COMPANY")
                           ----------------------------------------------------

Dear Sirs:

                  As counsel and filing agent for the Company, we hereby request to withdraw the Registration Statement on Form 10SB12G as filed via EDGAR on March 30, 2000 (filing date March 31, 2000) Accession Number
0000910680-00-000221.

                  The Company wishes to withdraw for the purpose of clearing comments with the Securities and Exchange Commission prior to the effectiveness of such Registration Statement.

                                                          Very truly yours,

                                                        /s/Jordan A. Young
                                                          Jordan A. Young, Esq.

JAY:afs